Exhibit 10.1

TRANSITION AND MUTUAL SEPARATION AGREEMENT

The following is a Transition and Mutual Separation Agreement (“Agreement”) entered into on February 3, 2025, by and between John T. Jimenez (“Employee”) and BKV Corporation on behalf of itself, its past and present owners, shareholders, officers, directors, employees, agents, parent companies, subsidiaries, predecessors, successors and assigns, individually and in their official capacities (the “Company”), regarding Employee’s employment with Company and separation from employment. Employee and the Company are hereby referred to as the “Parties.” The Parties agree to the following:

1.            Separation. The Parties agree that from the date of this Agreement until May 15, 2025 (the “Separation Date”), Employee will continue to be employed by the Company pursuant to the same terms and conditions set forth in that certain Employment Agreement, effective as of January 11, 2021, by and between the Parties (the “Employment Agreement”); provided, however, that the Parties agree that, effective as of March 31, 2025, Employee shall be deemed to automatically resign from the position of Chief Financial Officer of the Company and any other officer or board positions held by Employee with the Company, and not represent to any individual, entity, or the public that Employee is the Chief Financial Officer of the Company. The Parties further agree that from March 31, 2025 until the Separation Date, Employee shall serve as a Senior Advisor to the Company and provide the Company with certain services to facilitate an orderly transition of principal financial officer duties to the new Chief Financial Officer of the Company (including, without limitation, any services related to any of the duties and responsibilities set forth on Exhibit 1 of the Employment Agreement). The Parties agree that, effective as of the Separation Date, Employee’s employment with the Company shall terminate and Employee hereby agrees that Employee shall (i) be deemed to automatically resign from Employee’s position with the Company as a Senior Advisor, (ii) perform no duties on behalf of the Company except as provided herein, and (iii) not represent to any individual, entity, or the public that Employee is an employee, officer, agent, or representative of the Company for any purpose.

2.            Severance Pay and Benefits.

a.            As consideration for Employee’s promises set forth in this Agreement, subject to Employee’s execution and non-revocation of this Agreement and the Supplemental Release (as defined below), and Employee’s continued compliance with this Agreement and any other continuing obligations Employee owes to the Company, the Company agrees to provide Employee with (i) a lump sum cash payment equal to thirty-six (36) months of Employee’s annual base salary of Four Hundred Thousand Dollars ($400,000.00) (the “Separation Payment”), payable within thirty (30) days of the Separation Date, and (ii) a lump sum cash payment equal to Five Hundred Sixty-Three Thousand Three Hundred Eighty-Four Dollars ($563,384.00) (the “Award Settlement”), payable within thirty (30) days of the Separation Date. In addition, the Company agrees to provide Employee with (I) any earned but unpaid base salary through the Separation Date, (II) reimbursement for any outstanding, reasonable business expenses incurred by Employee as of the Separation Date, and (III) a cash payment for any earned but unpaid PTO, in accordance with the Company’s PTO policy.

b.            Employee understands and agrees that Employee has only the equity awards set forth on Exhibit A attached hereto as of the Effective Date. Employee further understands and agrees that Employee shall not be eligible to receive any additional equity awards under the Company’s Long-Term Incentive Program or otherwise. Employee’s rights with respect to any equity awards outstanding as of the Separation Date shall be determined in accordance with the terms and conditions set forth in the applicable equity award agreement and equity incentive plan as though Employee were terminated without Cause thereunder, effective as of the Separation Date.

c.            Employee’s health insurance benefits will end on the last day of employment. Employee’s Separation Date. Beyond that date, Employee’s rights to continue coverage under COBRA or applicable local law will be provided to Employee under separate cover. All other employee benefits not specifically named herein will terminate on the Separation Date, with any post-employment obligations and responsibilities regarding benefits (e.g., life insurance, 401(k), etc.) to be governed by the summary plan descriptions of the respective benefit plans.

d.            By signing this Agreement, Employee acknowledges and agrees that absent this Agreement, Employee has no legal entitlement to the consideration provided herein and that the consideration given to Employee represents good and sufficient value for the releases and other agreements by Employee set forth in this Agreement.

e.            Employee understands that Employee will receive the consideration contained in this Section 2 if, and only if, Employee signs and does not revoke this Agreement and complies with its terms, and Employee signs and does not revoke the Supplemental Release in accordance with Section 12. It is expressly understood that, in the event Employee breaches any of the covenants set forth in this Agreement, the Company’s obligations with respect to the Separation Payment and Award Settlement shall cease within thirty (30) days of such breach, and Employee shall immediately repay to the Company the full amount of any Separation Payment and the Award Settlement paid by the Company to Employee prior to the date of such breach. Employee understands that the Company will not be required to provide the payment, benefits, and other consideration in this Section 2 until after the date the Supplemental Release becomes irrevocable.

3.            Taxes. The Separation Payment and the Award Settlement in Section 2(a) are gross amounts and will be subject to usual and customary tax withholdings and deductions (i.e., federal, state, social security, and Medicare taxes). Employee agrees Company has not made any representations to Employee regarding the legal tax consequences of any funds received pursuant to this Agreement. Employee agrees to pay any federal or state taxes remaining due which may be required to be paid with respect to this Agreement and agrees to indemnify and hold Company harmless for any tax liability.

4.            Release of Company.

a.            As further consideration for this Agreement and the payment paid and benefits provided to Employee under this Agreement that Employee is not otherwise entitled to receive (including the Separation Payment and the Award Settlement set forth in Section 2(a)), Employee (on behalf of Employee and any other individual or entity who may be entitled to make a claim on Employee’s behalf or through Employee) agrees to and hereby does forever, unequivocally and unconditionally waive, abandon, relinquish, release, acquit and forever discharge the “Released Parties” (as defined below) of any and all suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages of all types, losses, interest, costs, expenses of any nature whatsoever, or attorney fees, whether known or unknown, fixed or contingent, in law or in equity, which Employee has, had, or may claim to have, from the beginning of time through the Effective Date, and without regard to Employee’s present actual knowledge of the act or omission, including but not limited to, any claims, charges, demands, lawsuits, obligations, or causes of action based on, arising from, or relating to Employee’s employment or the conclusion thereof (together with the released claims described below, the “Released Claims”).

b.            As used herein, “Released Parties” include the Company and any of its past, present and future predecessors and successors in interest, assigns, subsidiaries, parents, affiliates, clients, contractors, divisions, franchisees, related companies, all associated operations, partnerships, corporations and entities, and their respective successors, assigns (collectively, the “Company Parties”), and each and all of the Company Parties’ members, officers, directors, representatives, stockholders, partners, agents, employees, supervisors, attorneys, managers, management companies, and their respective heirs, executors and administrators.

c.            As used herein, “Released Claims” include any claims, charges, demands, grievances, and/or causes of action under any constitution, local, state, and federal law(s) and including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; 42 U.S.C. § 1981; the Equal Pay Act of 1963; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990; the National Labor Relations Act; the Age Discrimination in Employment Act of 1967; the Fair Labor Standards Act of 1938; the Pregnant Workers Fairness Act; the Genetic Information Nondiscrimination Act of 2008; the Employee Retirement Income Security Act of 1974; the Health Insurance Portability and Accountability Act; the Occupational and Safety Health Act; all federal and state “whistleblower” statutes; the Uniformed Services Employment and Re-employment Act of 1994; the Sarbanes Oxley Act of 2002; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; the Colorado Anti-Discrimination Act of 1957; the Colorado Overtime and Minimum Pay Standards Order; the Colorado Equal Pay for Equal Work Act; the Colorado Healthy Families and Workplaces Act; the Colorado Paid Family and Medical Leave Insurance Act; the Colorado Public Health Emergency Whistleblower Act; the Colorado Labor Relations Act; the Colorado Pregnant Workers Fairness Act; the Colorado Military Leave/Re-Employment Rights Law; the Colorado Job References/Blacklisting Law; the Colorado Labor Peace Act; the Colorado Personal Leave Law for Victims of Domestic Abuse or Violent Crimes; the Colorado Lawful Off-Duty Activities Law; the Colorado Adoptive Parents Leave Act; federal or state securities laws; or arising from any theory under common law including but not limited to breach of contract; express or implied promissory estoppel; wrongful discharge; tortious interference with contract rights; breach of the covenant of good faith and fair dealing; violation of public policy; intentional infliction of emotional distress; fraud or misrepresentation; battery or assault; negligence; negligent hiring or supervision; vicarious liability for the torts of others; invasion of privacy; defamation; or any other employment-related tort.

d.            Employee understands and acknowledges that nothing in this Agreement shall be construed to prohibit Employee from (i) communicating with, filing a charge or complaint with, responding to an inquiry from, participating in an investigation or proceeding conducted by, providing testimony to, or reporting violations of law or regulation to the Securities and Exchange Commission, the Financial Industry Regulation Authority, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, or any other federal, state, or local governmental authority or agency, including, but not limited to, regarding this Agreement or otherwise, and including providing documents or other information to such agency without notice to Company, (ii) truthfully responding to or complying with a subpoena, court order, or other legal process (a) when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (b) when doing so is necessary to prosecute Employee’s rights against Company or to defend Employee against any allegations, or (iii) exercising any rights Employee may have under applicable labor laws to engage in concerted activity with other employees. For the avoidance of doubt, nothing herein shall limit Employee’s eligibility to receive an award out of monetary sanctions collected by any governmental authority or agency as provided by applicable whistleblower programs. Under the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “DTSA”), persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure. Employee acknowledges that Employee has hereby received adequate notice of this immunity and that nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by the DTSA. “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to a court order.”

e.            Excluded from this release are claims which cannot be waived or released as a matter of law, including claims for unemployment and/or workers’ compensation benefits, or any vested benefits earned during the period of Employee’s active employment, if any, under all Company qualified retirement plans, as determined under the official terms of those plans.

5.            Employee’s Release and Waiver of Rights under the Age Discrimination in Employment Act.

a.            Employee expressly certifies and agrees that Employee has read this Agreement and that Employee understands all of its provisions.

b.            Employee recognizes and agrees that under the terms and provisions of this Agreement Employee is releasing and waiving rights Employee may have to pursue, among other potential causes of action, any claims against the Company arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. (“ADEA”) and that this release and waiver is knowing and voluntary.

c.            Employee agrees and acknowledges that Employee is not waiving or relinquishing any rights or claims Employee may have against the Company that arise under the ADEA after the date this Agreement is executed, and that the consideration given for this release and waiver is in addition to anything of value to which Employee was already entitled.

d.            Employee agrees and acknowledges that, by this Agreement, Employee is advised in writing to consult with an attorney prior to executing the Agreement.

e.            Employee certifies that Employee has been given a period of at least twenty-one (21) days to review and consider this Agreement, and to consult with an attorney, accountant, or other advisor before signing the Agreement, and that the actual time Employee has taken for such purposes was adequate for all appropriate consultations. The offers set forth in this Agreement will remain open until 5 p.m. Mountain Time on February 21, 2025, after which the offers made herein are withdrawn if Employee has not signed this Agreement. The Parties agree that Employee may sign this Agreement prior to February 21, 2025, if Employee so desires; provided, that if Employee accepts and executes this Agreement, Employee agrees and acknowledges that Employee accepted and executed this Agreement knowingly and voluntarily, without coercion to do so by the Company. The Parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

f.             Employee has seven (7) days following Employee’s execution of this Agreement to revoke the Agreement, and the Agreement will not become effective or enforceable until after this seven (7)-day period has expired. To revoke the Agreement, Employee must advise the Company in writing of Employee’s election to revoke it within the seven (7)-day period by sending a written revocation notice to Lindsay B. Larrick, Chief Legal Officer, BKV Corporation, at 1200 17th Street, Suite 2100, Denver, CO 80202 or [***]. The effective date of this Agreement shall be the eighth (8th) day after Employee has executed the Agreement (the “Effective Date”), provided that Employee has not revoked the Agreement pursuant to this Section 5(f). This Agreement is intended by the parties to comply with the terms and provisions of the Older Workers Benefit Protection Act of 1990 (“OWBPA”) and all amendments thereto.

g.            Employee agrees and acknowledges that (i) Employee has no right to the consideration specified in this Agreement if Employee revokes this Agreement or the Supplemental Release, and (ii) if any consideration is provided to Employee prior to Employee’s revocation, Employee must promptly return any such consideration to the Company.

6.            Non-Competition.

a.            In order to protect Company’s trade secrets and to the extent permissible under applicable law, including the satisfaction of any applicable compensation requirements, and in exchange for the Separation Payment and the Award Settlement, for a period of twenty-four (24) months following the Separation Date, Employee agrees not to (i) enter into or engage in any business which directly competes with Company or any of its subsidiaries or Affiliates (“Company Group”) within the States of Pennsylvania, Colorado, Texas, Louisiana, and any other state in which Company Group is operating any of its businesses as of Employee’s termination date (“Restricted Territory”); (ii) promote, manage or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which directly competes with or is engaged in the same business, defined as natural gas exploration, production and development, carbon capture and sequestration and power generation, as the Company Group within the Restricted Territory; (iii) solicit any known customers, business, assets, investments or patronage (or customer, business, asset, investment or patronage prospects) for, or sell, any products or services in competition with or for any business that competes with the Company Group within the Restricted Territory; or (iv) divert, entice or otherwise take away any known business, assets or investments or patronage (or customer, business, asset, investment or patronage prospects) of Company Group within the Restricted Territory.

b.            For purposes of this Section 6 Employee will be in violation of the non-compete provision set forth herein if Employee engages in any or all of the activities set forth herein directly as an individual on Employee’s own account or indirectly as a partner, joint venture, employee, agent, salesperson, consultant, officers and/or director of any firm, association, partnership, corporation or other entity or as a shareholder of any corporation (or owner of any other type of equity interest in any other entity) in which Employee or Employee’s spouse, minor child, or parent sharing the same household as Employee owns, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding stock or other equity interests or rights to distributions. If it is judicially determined or by consent of Employee that Employee has violated this Section 6 and Company obtains an order, injunction or other equitable relief, then the period applicable to each obligation that Employee has been determined to have violated will be automatically extended by a period of time equal in length to the period during which such violation occurred.

c.            Employee agrees and acknowledges that the covenants set forth in this Section 6 are for the protection of Company’s Confidential Information and trade secrets and that it is no broader than is reasonably necessary to protect Company’s legitimate interest in protecting trade secrets. “Confidential Information” means any of Company’s and its affiliates’ confidential and proprietary information including, without limitation, (i) information not generally known outside Company such as information that is unique to the Company, (ii) any information, processes, plans, data calculations, software storage media or other compilation of information, patents, patent applications, copyrights, “know-how,” trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, any portion or phase of any scientific or technical information, ideas, discoveries, designs, inventions, creative works, computer programs (including source of object codes), processes, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered or labeled as confidential, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof, and (iii) any trade secret information as defined in the Colorado Uniform Trade Secrets Act, C.R.S. § 7-74-101 et seq. or other applicable state law. Employee further understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used, or that is customarily treated as confidential or proprietary by the Company. Employee understands and agrees that Employee may acquire Confidential Information in order to fulfill Employee’s obligations under Section 11 herein. Employee understands and agrees that Confidential Information includes information developed by Employee in the course of Employee’s employment by the Company as if the Company furnished the same Confidential Information to Employee in the first instance.  Employee further understands that Confidential Information does not include any of the items listed in this Section 6(c) which arise from Employee’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public or has become publicly known through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved, or information that Employee otherwise has a right to disclose as legally protected conduct.

d.            Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order; provided, however, that in the event such disclosure is required by applicable law, Employee shall provide the Company with prompt written notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order, and Employee only shall disclose information as necessary to comply with legal process. Nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, employees from discussing the terms and conditions of their employment with co-workers or union representatives, exercising their rights under Section 7 of the National Labor Relations Act, and/or exercising protected rights to the extent that such rights cannot be waived by agreement.

7.            Non-Solicitation.

a.            Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. As further consideration for this Agreement and the payment paid and benefits provided to Employee under this Agreement that Employee is not otherwise entitled to receive, Employee agrees that Employee will not, directly or indirectly, for a period of twenty-four (24) months following the date of Employee’s termination of employment, solicit, recruit, or promote the solicitation or recruitment of any employee of the Company to provide services on Employee’s behalf or on behalf of any other person or entity, or induce or attempt to induce any employee of the Company to terminate his or her employment or affiliation with the Company or to engage in any competing business. For purposes of this paragraph, “employee of the Company” shall mean any person employed, hired, retained, under contract with or otherwise engaged to provide services to or on behalf of the Company in the twelve (12) months before Employee’s last day of employment.

b.            This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, and X (formerly Twitter), Tik Tok, and any other social media platform, whether or not in existence at the time of entering into this Agreement. However, it will not be deemed a violation of this Agreement if Employee merely updates Employee’s LinkedIn profile/social media status to reflect Employee’s new employment or connects with an employee of the Company on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this section. It will not be deemed a violation of this Agreement if Employee acts as a professional reference for any employee seeking alternative employment.

8.            Non-Disparagement. Employee agrees that at any time during his employment with the Company and at any time thereafter, Employee shall not, except in the good faith commission of his duties and responsibilities, make, or cause or assist any other person to make, any statement or other communication that impugns or attacks, or is otherwise critical to the reputation, business or character of the Company or any of its officers, directors, members, managers, employees, products or services.

9.            Remedies for Breach of Confidentiality and Non-Disparagement Provisions. Employee recognizes and agrees that the payment of damages is not an adequate remedy for a breach by Employee of the confidentiality, non-competition, non-solicitation and non-disparagement provisions of this Agreement. Employee recognizes that irreparable injury will result to the Company, its business, and property if any such breach, and therefore Employee agrees that the Company may, in addition to recovering damages, proceed in equity to enjoin Employee from violating any such agreement. In addition, Employee acknowledges that any breach of the confidentiality, non-competition, non-solicitation and non-disparagement provisions of this Agreement will constitute a material breach of this Agreement for which Employee will be liable to the Company.

10.          Other Restrictive Covenants. Employee understands and acknowledges that all restrictive covenants to which Employee is bound pursuant to other agreements in which Employee and Company are parties (including, for the avoidance of doubt, the Employment Agreement) shall survive and remain in full force and effect, which provisions shall be read together with the restrictive covenants contained in this Agreement with the most restrictive covenants controlling.

11.          Transition and Cooperation.

a.            Employee agrees and acknowledges that, for the one year period following the Separation Date, Employee shall provide services as and when reasonably requested by the Company from time to time for the purposes of assisting with the transition of Employee’s duties, providing executive advisory services to the Company, and cooperating with all other reasonable business-related requests from the Company (including, without limitation, any requests related to any of the roles set forth on Exhibit 1 of the Employment Agreement) and that such assistance, provision of services and cooperation shall be in a manner reasonably satisfactory to the Company. Employee further agrees that Employee shall make himself reasonably available for consultation with the Company at mutually agreed to times.

b.            The Parties agree that certain matters in which Employee has been involved during Employee’s employment may necessitate Employee’s cooperation with the Company in the future. Accordingly, following the Separation Date, to the extent reasonably requested by the Company, Employee shall make himself reasonably available to respond to periodic requests for information or assistance relating to the Company or any of their predecessor’s or Employee’s employment, which may be within Employee’s knowledge; provided that the Company shall make reasonable efforts to minimize disruption of Employee’s other activities. Employee further agrees, including following the Separation Date, to provide truthful testimony and information and to otherwise reasonably cooperate with the Company in connection with any and all existing, potential, or future claims, litigation, or investigations, whether administrative, civil, or criminal in nature, with respect to such matters as were within Employee’s knowledge during Employee’s employment with the Company. Employee agrees, unless precluded by law, to promptly inform the Company if Employee is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its predecessors, regardless of whether a lawsuit has been filed with respect to such investigation.

12.          Supplemental Release Agreement. As a condition to the Separation Payment and the Award Settlement, in addition to the other requirements described herein, Employee must execute a supplemental release of claims, in the form attached hereto as Exhibit B, that discharges the Released Parties from any and all claims, liabilities, demands, and causes of action arising on or after the date this Agreement is executed through the date the supplemental release is executed (the “Supplemental Release”). Employee (or, in the case of Employee’s death or disability, Employee’s beneficiaries) shall execute the Supplemental Release no earlier than the Separation Date, but no later than the date that is five (5) business days after the Separation Date. For the avoidance of doubt, Employee (or, in the case of Employee’s death or disability, Employee’s beneficiaries) will not be entitled to the Separation Payment and the Award Settlement if Employee (or, in the case of Employee’s death or disability, Employee’s beneficiaries) does not execute the Supplemental Release or if Employee revokes the Supplemental Release prior to it becoming irrevocable.

13.          Miscellaneous.

a.            Severability. If any provision of this Agreement or part thereof is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions and parts thereof. Such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in the Agreement.

b.            Entire Agreement. Other than as provided herein, this Agreement constitutes the entire agreement and understanding between the Parties. This Agreement supersedes any and all prior agreements, negotiations, promises, arrangements, or understandings between the Parties relating to the subject of this Agreement, including any post-employment restrictive covenants, claims released pursuant to this Agreement, or any matters related thereto.

c.            Return of Company Property. To the extent Employee has not already done so, Employee agrees to return to the Company all property belonging to it within a reasonable period following the Separation Date.

d.            Confidentiality of Agreement. Employee agrees to keep this Agreement confidential and will not communicate the terms of this Agreement, or the fact that such Agreement exists, to any third party except to Employee’s immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer, or as otherwise required by law or court order. Nothing herein prohibits Employee from responding to any inquiry, or providing testimony, about this Agreement or its underlying facts and circumstances by or before any federal or state administrative or regulatory agency or authority.

e.            Non-Admission of Obligation or Liability. Employee agrees that this Agreement is not and shall not be deemed an admission by the Company or by Employee of a violation of any statute or law or of any wrongdoing of any kind by either Employee or the Company.

f.             Employee Representations. Employee acknowledges and represents that Employee has not suffered any job-related wrongs or injuries, such as any type of discrimination or workplace injury, for which Employee might still be entitled to compensation or relief now or in the future. Employee has received all leave to which Employee is entitled in accordance with applicable laws, and the company has never discouraged or prevented Employee from exercising any rights Employee may have had under the Family and Medical Leave Act or any other applicable leave law. Employee has been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company should have paid Employee in the past.

g.            No Rehire. Employee waives any right to reinstatement with the Company and will not again apply for employment with it.

h.            No Assignment or Transfer of Claims. Employee represents and warrants that Employee has not (and will not in the future) assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association, or entity whatsoever any of the Released Claims.

i.             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same document. Signatures transmitted by facsimile or e-mail may be used in place of original signatures.

j.             Choice of Law, Jurisdiction, and Venue. The Parties agree that the laws of the State of Colorado shall govern this Agreement. For the purposes of enforcing the promises and covenants in this Agreement, the Parties agree that subject matter jurisdiction and venue properly lie in the United States District Court for the District of Colorado.

k.            Code Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith to the extent this Agreement is subject to Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, all expenses or reimbursements shall be made on or prior to the last day of the taxable year following the taxable year in which they were incurred, and no reimbursement or in-kind benefits provided in any year shall in any way affect those provided in any other year. For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

l.             Attorneys’ Fees. In the event that any party to this Agreement asserts a claim for breach of this Agreement or seeks to enforce its terms, the prevailing party in any such proceeding shall be entitled to recover its costs and reasonable attorneys’ fees.

EMPLOYEE’S ACKNOWLEDGEMENT OF FULL UNDERSTANDING:

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS.

AGREED TO AND ACCEPTED BY:

Company Representative		Employee

/s/ Christopher P. Kalnin		/s/ John T. Jimenez
Christopher P. Kalnin, CEO		John T. Jimenez
BKV Corporation

Date:	February 3, 2025	Date:	February 3, 2025

[Signature Page to Transition and Mutual Separation Agreement]

ADDENDUM ATTESTING TO COMPLIANCE WITH C.R.S. § 24-34-407(1)

Exclusions and Limitations on Confidentiality and Non-Disparagement Provisions. In compliance with C.R.S. § 24-34-407(1), the Parties attest as follows:

1.	The Confidentiality and Non-Disparagement provisions do not restrain Employee from disclosing the underlying facts of any alleged discriminatory or unfair employment practice:

a.	Including disclosing the existence and terms of a separation agreement, to Employee’s immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer;

b.	To any local, state, or federal government agency for any reason, including disclosing the existence and terms of a settlement agreement, without first notifying Employer;

c.	In response to legal process, such as a subpoena to testify at a deposition or in a court, including disclosing the existence and terms of a settlement agreement, without first notifying Employer; and

d.	For all other purposes as required by law.

2.	Disclosure of the underlying facts of any alleged discriminatory or unfair employment practice within the parameters specified in Section 1 above does not constitute disparagement.

3.	If Employer disparages Employee to a third party, Employer may not seek to enforce the Confidentiality or Non-Disparagement provisions of the Agreement or seek damages against Employee or any other party to the Agreement for violating those provisions, but all other remaining terms of the Agreement remain enforceable.

I agree and attest that this Transition and Mutual Separation Agreement, including this Addendum, complies with C.R.S. § 24-34-407(1).

EMPLOYER		EMPLOYEE

/s/ Christopher P. Kalnin		/s/ John T. Jimenez
Christopher P. Kalnin, CEO		John T. Jimenez
BKV Corporation

Date:	February 3, 2025	Date:	February 3, 2025

[Addendum to Transition and Mutual Separation Agreement]

EXHIBIT A

EQUITY AWARDS OUTSTANDING AS OF THE EFFECTIVE DATE

EXHIBIT B

SUPPLEMENTAL RELEASE